                                  EXHIBIT 23.3

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors and Stockholders
Tele-Communications, Inc.:

We consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 of Tele-Communications, Inc. of our report, dated March 18, 1996, relating to the combined balance sheets of Liberty Media Group as of December 31, 1995 and 1994, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Tele-Communications, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.


                                              /s/ KPMG Peat Marwick LLP
                                              KPMG Peat Marwick LLP

Denver, Colorado

January 2, 1997